Exhibit 99.1

Leidos Announces Executive Leadership Team for 2024
New Executive Appointments Poised to Drive Innovation and Success

RESTON, VA – Nov. 2, 2023 – Leidos, a global leader in technology solutions and services, today announced a realignment of its operating groups and changes to its corporate leadership structure and personnel, effective Jan. 1, 2024. These changes will help position the company to execute its ambitious, long-term strategy and achieve success on all measures.

The company will be organized into five sectors:

•Health and Civil Sector led by President Liz Porter
•National Security Sector led by President Roy Stevens
•Commercial and International Sector led by President Vicki Schmanske
•Digital Modernization Sector led by President Steve Hull
•Defense Systems Sector led by President Cindy Gruensfelder. Gruensfelder joins Leidos bringing decades of extensive Aerospace and Defense platform engineering and program management experience. Leidos Dynetics will continue to be led by President Steve Cook.

The company is also making changes to its corporate leadership structure and personnel:

•Gerry Fasano, current Defense Group president, will become Chief Growth Officer, responsible for fusing strategy, marketing, sales, government affairs, and communications into one cohesive force for growth.
•Carly Kimball, current Chief Accounting Officer and Corporate Controller, will become Chief Performance Officer, responsible for driving Leidos operational excellence, bringing together program execution, real estate, security, IT, and procurement.

Other members of the executive leadership team will continue in their current roles:

•Jim Carlini, Chief Technology Officer
•Jerry Howe, General Counsel and Corporate Secretary
•Maureen Waterston, Chief Human Resources Officer
•Chris Cage, Chief Financial Officer

"These leaders bring a combination of expertise, vision, and unwavering dedication that is essential for guiding Leidos into the next decade. With this exceptional leadership at the top table and the dedication of our entire team, I am confident that our trajectory of innovation and success will continue and accelerate," said Chief Executive Officer Tom Bell.

About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 47,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022. For more information, visit www.leidos.com.

Certain statements in this announcement constitute "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management's current beliefs and expectations and are subject to significant risks and uncertainties. These statements are not guarantees of future results or occurrences. A number of factors could cause our actual results, performance, achievements, or industry results to be different from the results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the "Risk Factors" set forth in Leidos' Annual Report on Form 10-K for the fiscal year ended December 30, 2022, and other such filings that Leidos makes with the SEC from time to time. Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Leidos does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.